UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Earliest Event Reported: April 25, 2008

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

700 17th Street, Suite 1700 Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Director Designation and Voting Agreement

On April 25, 2008, Intrepid Potash, Inc. (the “Company”), Harvey Operating and Production Company (“HOPCO”), Intrepid Production Corporation (“IPC”) and Potash Acquisition, LLC (“PAL” and, together with HOPCO and IPC, the “Original Stockholders”) agreed upon the final terms of the Director Designation and Voting Agreement. The Director Designation and Voting Agreement was executed by the parties effective as of April 25, 2008.

Pursuant to the terms of the Director Designation and Voting Agreement, each of HOPCO, IPC and PAL has agreed to designate one candidate for nomination and election to the Company’s board of directors and to vote their shares in favor of the others’ candidates. The Company has agreed to use its best efforts to assure that such designees are included in the slate of nominees to the board and recommended for election. Pursuant to the terms of the Director Designation and Voting Agreement, the Company also may add one additional director to the board, without prior consent of the Original Stockholders, in the future as may be required by the rules of the New York Stock Exchange. The Original Stockholders in the aggregate currently own approximately 53.9% of the Company’s issued and outstanding common stock. The initial nominees under the Director Designation and Voting Agreement are Hugh E. Harvey, Jr. (nominated by HOPCO), Robert P. Jornayvaz III (nominated by IPC) and J. Landis Martin (nominated by PAL). The rights and obligations under the Director Designation and Voting Agreement are not transferable upon sale or other transfer of common stock by an Original Stockholder except to any affiliate of the Original Stockholder. The agreement will terminate with respect to an Original Stockholder and its affiliates when their collective beneficial ownership falls below 5% of the Company’s outstanding common stock.

Under the Director Designation and Voting Agreement, each of HOPCO, IPC and PAL has also agreed, except in the case of a transfer to another Original Stockholder, an affiliate of an Original Stockholder or a public tender offer, to not knowingly sell shares of its common stock to any person if the result of that sale would be that the purchaser of such shares would own, directly or indirectly, 5% or more of the Company’s outstanding common stock.

A copy of the Director Designation and Voting Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

On April 25, 2008, the Company, HOPCO, IPC and PAL agreed upon the final terms of the Registration Rights Agreement. The Registration Rights Agreement was executed by the parties effective as of April 25, 2008.

Under the Registration Rights Agreement, each of HOPCO, IPC and PAL has the right, in certain circumstances, to require the Company to register for sale some or all of the shares of common stock held by such stockholder. Subject to the terms and conditions of the Registration Rights Agreement, each Original Stockholder will have the right to make three such “demands”

for registration, one of which may require a shelf registration statement. In addition, in connection with future registered offerings by the Company, whether pursuant to a “demand” registration or otherwise, the Original Stockholders will have the ability to exercise certain “piggyback registration rights” and have some or all of their shares included in the registration statement. Notwithstanding the foregoing, no registration statement may be filed during the 180-day lock-up period applicable to the Original Stockholders following the Company’s initial public offering, which was completed on April 25, 2008. The Company will bear all costs of registration pursuant to the registration rights provided in the Registration Rights Agreement.

A copy of the Registration Rights Agreement is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Fourth Amendment of Third Amended and Restated Credit Agreement

On April 25, 2008, the Company, Intrepid Mining LLC (“Intrepid Mining”), Intrepid Potash–Moab, LLC (“Intrepid Moab”), Intrepid Potash–New Mexico, LLC (“Intrepid New Mexico”), Intrepid Potash–Wendover, LLC (“Intrepid Moab”), U.S. Bank National Association, in its capacity as lead arranger and agent (“US Bank”), and the Lenders (as defined therein) agreed upon the final terms of the Fourth Amendment of Third Amended and Restated Credit Agreement (the “Fourth Amendment”). The Fourth Amendment was executed by the parties effective as of April 25, 2008.

Pursuant to the Fourth Amendment, the Company replaces Intrepid Mining as the borrower under the Third Amended and Restated Credit Agreement dated as of March 9, 2007 (the “Credit Agreement”), by and among Intrepid Mining, Intrepid Moab, Intrepid New Mexico, Intrepid Wendover, US Bank and the Lenders, and Intrepid Mining is released from its obligations under the Credit Agreement. In addition, the Fourth Amendment provides for the cancellation of the term loan portion of the Credit Agreement. All outstanding amounts under the term loan were repaid in connection with the Company’s initial public offering, which was completed on April 25, 2008.

The Credit Agreement provides for a maximum committed $125 million revolving loan that matures on March 9, 2012. The Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries. As of April 25, 2008, no amounts were outstanding under the Credit Agreement.

Outstanding balances under the Credit Agreement bear interest at a floating rate, which, at the Company’s option, is either:

(i)	the London Interbank Offered Rate (LIBOR), plus a margin of between 1.25% and 2.5%, depending upon the Company’s leverage ratio, which is equal to the ratio of the Company’s total funded debt to its adjusted earnings before income taxes, depreciation and amortization; or

(ii)	an alternative base rate.

The Company must pay a quarterly commitment fee on the outstanding portion of the unused revolving credit facility amount of between 0.25% and 0.50%, depending on the Company’s leverage ratio.

The Credit Agreement contains certain covenants customary for financings of this type, including, without limitation, restrictions on: (i) indebtedness; (ii) the incurrence of liens; (iii) investments and acquisitions; (iv) mergers and the sale of assets; (v) guarantees; (vi) distributions; and (vii) transactions with affiliates. The Credit Agreement also contains a requirement to maintain the following: at least $3.0 million of working capital; a ratio of adjusted earnings before income taxes, depreciation and amortization to fixed charges of 1.3 to 1.0; and a ratio of the outstanding principal balance of debt to adjusted earnings before income taxes, depreciation and amortization of not more than 3.5 to 1.0.

The Credit Agreement also contains events of default customary for financings of this type, including, without limitation, failure to pay principal and interest in a timely manner, the breach of certain covenants or representations and warranties, the occurrence of a change in control, and judgments or orders of the payment of money in excess of $1.0 million on claims not covered by insurance.

A copy of the Fourth Amendment is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreements

On April 25, 2008, the Company entered into Employment Agreements with each of Robert P. Jornayvaz III and Hugh E. Harvey, Jr.

Pursuant to the terms of the Employment Agreements, Mr. Jornayvaz will serve as the Company’s Chairman and Chief Executive Officer and Mr. Harvey will serve as the Company’s Executive Vice President of Technology. The Company expects that Messrs. Jornayvaz and Harvey will devote substantially full business time, energy and ability to the business of the Company and its subsidiaries. In addition, they may continue to manage their personal investments owned in whole or in part by each executive, including Intrepid Oil & Gas, LLC (“IOG”), provided the management of such investments does not interfere substantially with the performance of their duties for the Company. The Employment Agreements have initial terms of 18 months, with automatic extensions for successive terms of 12 months each, unless notice of termination is given by the Company or the executive 90 days prior to the end of the initial or any successive term. The agreements provide for an annual base salary of $487,500, subject to annual review by the Company’s compensation committee with adjustments, which cannot decrease base salary, to be consistent with salaries paid to executives holding similar positions at peer group companies. The agreements provide for the executives to be eligible for all benefits offered generally to senior management, for participation in the senior management bonus programs established by the compensation committee, for grants under the Intrepid Potash Inc. 2008 Equity Incentive Plan in such amounts and subject to such terms and conditions as are established by the Company’s compensation committee and for all perquisites available generally to senior management. Each of Messrs. Jornayvaz and Harvey is entitled to use of a company-provided automobile of his choice valued at no more than $75,000, personal use of the Company’s aircraft, to the extent such use does not interfere with the Company’s use of the aircraft for business purposes, and the right to use the Company aircraft under a time-sharing arrangement pursuant to which they will reimburse the Company for the cost of such use up to the limits allowed by Federal Aviation Administration regulations.

The Employment Agreements provide that if an executive is terminated for cause, the executive will be paid accrued compensation, if any, and will be offered continued group health care coverage as required by law, but the executive will not be entitled to severance. If the executive is terminated without cause, the executive will be paid accrued compensation, if any, and will be offered continued group health care coverage as required by law and will be entitled to severance in the amount of compensation payable for the remainder of the current term of the agreement. The Employment Agreements also provide that, in the event that the Company experiences a change of control, as defined in the Employment Agreements, all equity awards to executives will become vested in full.

The Employment Agreements contain an “efficient” golden parachute tax gross up. Thus, if any of the payments and benefits due an executive upon a change in control would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code), then the Company will first perform a calculation to determine the net after-tax benefit to the executive assuming the executive receives either (a) all compensation and benefits due as a result of the change in control (other than any excise tax gross up provided for in his Employment Agreement), or (b) the maximum amount of compensation and benefits permissible without triggering an excess parachute payment under Section 280G. If the executive would receive a greater after-tax benefit by cutting back to the maximum amount permissible without triggering an excess parachute payment, then the executive’s compensation and benefits upon the change in control will be cut back to that amount. If the executive would receive a greater after-tax benefit by receiving the full amount of compensation and benefits due upon the change in control (without regard to any excise tax gross up), then the executive shall receive the full amount of such compensation and benefits plus an additional payment that would, after payment of all federal, state and local taxes on such payment, equal the amount of excise tax due.

Under the terms of the Employment Agreements, the executives have agreed that during the term of their employment and for a period of 24 months after a termination event, the executives will not solicit the Company’s employees or compete with the Company in the potash business and any other business in which the Company is engaged during the term or at the termination of the Employment Agreement. However, if the executive’s employment is terminated without cause more than 24 months after the date of the Employment Agreement, the non-solicitation and non-compete obligations will survive only until the end of the current term of the Employment Agreement. In addition, the Employment Agreements prohibit the executives from divulging the Company’s confidential information, which prohibition will survive the termination of employment.

Copies of the Employment Agreements with Messrs. Jornayvaz and Harvey are filed as Exhibits 10.4 and 10.5, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 8.01	Other Events

Transition Services Agreement

On April 25, 2008, the Company, IOG and (for the limited purposes described therein) Intrepid Moab agreed upon the final terms of the Transition Services Agreement. The Transition Services Agreement was executed by the parties effective as of April 25, 2008.

Pursuant to the Transition Services Agreement, IOG may require specified employees of the Company or its subsidiaries (other than Messrs. Jornayvaz and Harvey) to provide a limited amount of accounting, geology, land title and engineering services in connection with IOG’s oil and gas venture. Under a prior arrangement between Intrepid Mining and IOG, beginning in 2007, IOG reimbursed Intrepid Mining for actual time and expenses incurred on IOG’s behalf.

IOG is obligated to reimburse the Company for and in connection with the use of the Company’s services, in an amount equal to the sum of:

•

the number of hours the Company’s employees spent performing services under the Transition Services Agreement for such month, multiplied by a cost per hour for each employee, which takes into account gross wages, salaries, bonuses, incentive compensation and payroll taxes of such employee, employee benefit plans attributable to such employee and other benefits directly attributable to such employee, plus

•	all reasonably documented out-of-pocket costs and expenses incurred by the Company during such month.

The Transition Services Agreement limits the aggregate time spent by any employee of the Company or its subsidiaries on projects under the agreement to 15%. This limit may only be exceeded with the prior approval of the Company’s Board of Directors.

In addition, the parties to the Transition Services Agreement (i) acknowledge that IOG owns the rights that permit IOG to drill an oil and gas well at an agreed location near the Company’s Moab Mine; and (ii) consent to and authorize the drilling of the well by IOG at its own expense, provided that such drilling does not interfere with the operations of the Company. If and to the extent any costs are incurred by the Company in connection with IOG’s drilling of the well, such costs will be reimbursable under the Transition Services Agreement. If IOG determines in its sole discretion that the well is noncommercial for oil and gas production, and the Company agrees that the well should be converted for use in its potash production, the

Company will buy the well from IOG for a specified amount not to exceed $750,000 or IOG’s actual out-of-pocket cost for the drilling and related costs and expenses incurred by IOG to drill the well to the base of the potash zones. IOG has agreed to indemnify the Company for any damage to the Moab Mine that is caused by the drilling of the well.

The Transition Services Agreement has a one-year term and may be terminated by IOG at any time on 30 days’ prior written notice.

A copy of the Transition Services Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Director Designation and Voting Agreement dated as of April 25, 2008, by and among Intrepid Potash, Inc., Harvey Operating and Production Company, Intrepid Production Corporation and Potash Acquisition, LLC.

10.2	Registration Rights Agreement dated as of April 25, 2008, by and among Intrepid Potash, Inc., Harvey Operating & Production Company, Intrepid Production Corporation and Potash Acquisition, LLC.

10.3	Fourth Amendment of Third Amended and Restated Credit Agreement dated as of April 25, 2008, by and among Intrepid Potash, Inc., Intrepid Mining LLC, Intrepid Potash–Moab, LLC, Intrepid Potash–New Mexico, LLC, Intrepid Potash–Wendover, LLC, U.S. Bank National Association, and the Lenders (as defined therein).

10.4+	Employment Agreement dated as of April 25, 2008, by and between Intrepid Potash, Inc. and Robert P. Jornayvaz III.

10.5+	Employment Agreement dated as of April 25, 2008, by and between Intrepid Potash, Inc. and Hugh E. Harvey, Jr.

99.1	Transition Services Agreement dated as of April 25, 2008, by and between Intrepid Potash, Inc. and Intrepid Oil & Gas, LLC, and for the limited purposes of joining in and agreeing to Sections 8 and 9, Intrepid Potash–Moab, LLC.

+	Management contract.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: May 1, 2008	By:	/s/ David W. Honeyfield
David W. Honeyfield
Executive Vice President, Chief Financial Officer, Treasurer and Secretary